Exhibit 5.1

June 28, 2018
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Attn: Matthew D. Thiem

Re: NCI Building Systems, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:
I am Vice President—Legal of NCI Building Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to up to three million dollars ($3,000,000) in obligations offered under the NCI Building Systems, Inc. Deferred Compensation Plan (the “Plan”).
I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the authenticity of the originals of such latter documentation. The opinions expressed herein are limited to the laws of the State of Delaware.
Based on the foregoing, I am of the opinion that the three million dollars ($3,000,000) in obligations that are registered herein have been duly authorized and, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Matthew D. Thiem
Matthew D. Thiem
Vice President - Legal